Exhibit 99.1








                                  biosys, inc.


                             Report and Consolidated
                              Financial Statements


                           December 31, 1996 and 1995
PAGE

                        REPORT OF INDEPENDENT ACCOUNTANTS


    To the Board of Directors and Shareholders of biosys, inc.:

         In our opinion, the accompanying consolidated balance sheets of discontinued operations and the related consolidated statements of discontinued operations, of cash flows of discontinued operations and of shareholders' equity (deficit) of discontinued operations present fairly, in all material respects, the financial position of biosys, inc. and its subsidiaries (the "Company") at December 31, 1995 and 1996, and the results of their discontinued operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         As discussed in Notes 1 and 2 to the consolidated financial statements, biosys, inc. and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code during 1996. Subsequent to December 31, 1996, the Company sold substantially all of its productive assets, ceased operations and filed a plan of liquidation with the United States Bankruptcy Court for the District of Maryland which plan is currently awaiting confirmation. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the consolidated financial statements, the results of operations are presented as discontinued operations, and accrued expenses include the estimated costs of the liquidation of the Company. As a consequence, substantial doubt exists about the Company's ability to continue as a going concern. As more fully described in Notes 7 and 8 to the consolidated financial statements, a significantly larger amount of claims have been cumulatively asserted against the Company than are reflected as liabilities in the consolidated financial statements.

         As discussed in Note 8 to the financial statements, in July 1997 a former customer of the Company filed a claim contending that biosys, inc. has failed to perform under an exclusive marketing agreement between the former customer and biosys, inc. Based upon this alleged breach of the marketing agreement and biosys, inc.'s inability to perform under such agreement, the former customer has asserted a claim of approximately $9 million, representing their alleged lost margin for the remaining term of the marketing agreement. It is the Company's intention to object to the allowance of such claim. The ultimate outcome of the matter cannot presently be determined, and no provision for any liability that may result has been made in the financial statements.
PAGE

                        REPORT OF INDEPENDENT ACCOUNTANTS


         The consolidated financial statements do not include any adjustments relating to the amounts that ultimately will be paid to settle the Company's liabilities; as a result of the liquidation process, such amounts may be substantially different from their carrying values.





    PRICE WATERHOUSE LLP

    Falls Church, Virginia
    August 7, 1997
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                                  biosys, inc.
                              (Debtor-in-Posession)
             CONSOLIDATED BALANCE SHEETS OF DISCONTINUED OPERATIONS
                      (in thousands, except per share data)

                                                       December 31,
                                           ----------------------------------
                                                                       1996
                                              1995        1996      Pro Forma
                                                                   (Unaudited)
                                           Historical  Historical    (Note 2)
                                           ----------  ----------   ---------
 ASSETS
 Cash and cash equivalents                 $   1,755   $     961    $   8,021
 Accounts receivable, net                      3,009       2,363        1,040
 Inventories, net                              4,086       3,262            -
 Property and equipment, net                   6,421       6,117            -
 Goodwill                                        380       3,606            -
 Other assets, net                               706         623            -
                                           ---------   ---------    ---------
                                           $  16,357   $  16,932    $   9,061
                                           =========   =========    =========

 LIABILITIES AND SHAREHOLDERS' DEFICIT
 Liabilities not subject to compromise:
   Accounts payable                            4,767       2,512          116
   Debt - prepetition                          9,674       3,562            -
   Accrued expenses                            3,309         966          966
   Deferred credits                              931         214           21
   Estimated costs through completion of
     liquidation                                   -       2,512        2,765
                                           ---------   ---------    ---------
       Total liabilities not subject to
         compromise                           18,681       9,766        3,868
                                           ---------   ---------    ---------
 Liabilities subject to
   compromise - prepetition                        -      11,660        9,686
                                           ---------   ---------    ---------
       Total liabilities                      18,681      21,426       13,554
                                           ---------   ---------    ---------
 Commitment and contingencies (Note 8)

 Shareholders' deficit:
   Series A convertible preferred stock,
     $.001 par value; 5,000,000 shares
     authorized, 520 shares issued and
     outstanding on December 31, 1996              -           1            1
   Common stock, $.001 par value;
     30,000,000 shares authorized;
     5,598,828 and 9,548,610 issued and
     outstanding at December 31, 1995 and
     1996, respectively                            6           9            9
   Additional paid-in capital                126,315     146,651      146,651
   Accumulated deficit                      (128,592)   (151,154)    (151,154)
   Cumulative translation adjustment             (53)         (1)           -
                                           ---------   ---------    ---------
     Total shareholders' deficit              (2,324)     (4,494)      (4,493)
                                           ---------   ---------    ---------
                                           $  16,357   $  16,932    $   9,061
                                           =========   =========    =========

          See accompanying notes to consolidated financial statements.
PAGE
                                  biosys, inc.
                              (Debtor-in-Posession)
               CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS
                 (in thousands, except share and per share data)

                                                       Years ended December 31,
                                                       ------------------------
                                                          1995         1996
                                                          ----         ----

 Revenues:
   Product sales                                       $ 22,679     $ 22,846
   Contract research and development                        320          903
                                                       --------     --------
     Total revenues                                      22,999       23,749
                                                       --------     --------
 Operating costs and expenses:
   Cost of product sales                                 21,241       21,245
   Research and development                               7,006        5,685
   Marketing and selling                                  4,301        3,108
   General and administrative                             3,520        5,607
   Purchased research and development                         -        6,000
   Costs of mergers                                       4,175            -
                                                       --------     --------
     Total operating costs and expenses                  40,243       41,645
                                                       --------     --------
 Loss from operations                                   (17,244)     (17,896)
                                                       --------      -------
 Non-operating income and expenses:
   Interest and other expense                            (1,415)      (1,313)
   Interest and other income                                119           48
                                                       --------     --------
     Total non-operating income and expenses             (1,296)      (1,265)
                                                       --------     --------
 Reorganization and estimated expenses through
   liquidation, net                                           -       (3,401)
                                                       --------     --------
 Net loss                                               (18,540)     (22,562)

 Preferred stock dividends and accretion                      -       (1,844)
                                                       --------     --------
 Net loss applicable to common shares                  $(18,540)    $(24,406)
                                                       ========     ========

 Net loss per share                                    $  (4.04)    $  (3.17)
 Weighted average common shares and equivalents           4,587        7,688

           See accompanying notes to consolidated financial statements
PAGE
                                  biosys, inc.
                              (Debtor-in-Posession)
        CONSOLIDATED STATEMENTS OF CASH FLOWS OF DISCONTINUED OPERATIONS
                                 (in thousands)


                                                       Years ended December 31,
                                                       ------------------------
                                                          1995         1996
                                                          ----         ----
 Cash flows from operating activities:
   Net loss                                            $(18,540)    $(22,562)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Purchased research and development                   -        6,000
         Depreciation and amortization                    1,589        2,567
         Common stock and warrants issued for loan
           origination and modification                      85          153
         Loss on disposal of assets                          49            -
         Changes in assets and liabilities:
            Accounts receivable                          (1,130)         942
            Inventories                                    (543)       1,528
            Other assets                                    336         (146)
            Accounts payable and accrued expenses         4,188        3,044
            Estimated costs through completion of
              liquidation                                     -        2,512
            Deferred credits                                399         (717)
                                                       --------      -------
 Net cash used in operating activities                  (13,567)      (6,679)
                                                       --------      -------
 Cash flows from investing activities:
   Acquisition of property and equipment                   (845)        (888)
   Proceeds from sale of property and equipment             547            -
   Proceeds from sale of short-term investments              76            -
   Net cash acquired in AgriDyne acquisition                  -        1,742
                                                       --------     --------
 Net cash provided by (used in) investing activities       (222)         854
                                                       --------     --------
 Cash flows from financing activities:
   Issuance of common stock, net of issuance costs        3,012            -
   Exercise of stock options and warrants                    24            8
   Issuance of convertible preferred stock, net of
     issuance costs                                           -        7,254
   Payments on debt                                      (1,186)      (2,450)
   Proceeds from issuance of debt                         5,325          182
   Restricted cash                                            -            -
                                                       --------     --------
 Net cash provided by financing activities                7,175        4,994
                                                       --------     --------
 Effect of exchange rate changes on cash                     (8)          37
                                                       --------     --------
 Net decrease in cash and cash equivalents               (6,622)        (794)
 Cash and cash equivalents at beginning of year           8,377        1,755
                                                       --------     --------
 Cash and cash equivalents at end of year              $  1,755     $    961
                                                       ========     ========

          See accompanying notes to consolidated financial statements.
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
                                  biosys, inc.
                              (Debtor-in-Posession)
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) OF
                             DISCONTINUED OPERATIONS
                        (in thousands, except share data)

                                             Add-
             Preferred Stock   Common Stock  itional  Accumu-  Cumulative
             ----------------  ------------- Paid-in  lated   Translation
             Shares    Amount  Shares Amount Capital  Deficit  Adjustment  Total
             ------    ------  ------ ------ -------  ------- -----------  -----
 Balance at
   December
   31, 1994  2,133,605  $ 213  4,106,838  $4 $122,983 $(110,052)  $(58)  $13,090
 Issuance of
   common stock
   to retire
   preferred
   stock    (2,133,605)  (213)   573,878   1      212
 Issuance of
   common stock
   upon exercise
   of options
   and warrants                   51,398          109                        109
 Issuance of
   common stock                  866,714   1    3,011                      3,012
 Net loss                                               (18,540)        (18,540)
 Translation
   adjustment                                                        5         5
               -------  ----- ---------- ---  ------- ---------  ----- ---------
 Balance at
   December
   31, 1995                    5,598,828   6  126,315  (128,592)   (53)  (2,324)
 Issuance of
   common stock
   in connection
   with acquisition
   of AgriDyne                 1,888,121   1   12,924                     12,925
 Issuance of
   preferred
   stock           780      1                   7,253                      7,254
 Issuance of
   common stock
   upon exercise
   of options
   and warrants                    8,718          161                        161
 Conversion of
   preferred
   stock into
   common
   stock         (260)         2,052,943   2       (2)
 Net loss                                               (22,562)        (22,562)
 Translation
   adjustment                                                       52        52
               -------  ----- ---------- ---  ------- ---------  ----- ---------
 Balance at
 December
 31, 1996         520  $   1   9,548,610  $9 $146,651 $(151,154)  $ (1) $(4,494)
               =======  ===== ========== ===  ======= =========  ====== ========

          See accompanying notes to consolidated financial statements.
                                        .
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    biosys, inc. (Debtor-in-Possession)

                   Notes To Consolidated Financial Statements

    NOTE 1 - THE COMPANY

         During the year ended December 31, 1996, biosys, inc. and its domestic subsidiaries, Crop Genetics International Corporation ("CGI") and AgriDyne Technologies, Inc. ("AgriDyne") and its U.K. subsidiary, Agrisense-BCS, Limited ("BCS"), herein collectively referred to as "biosys" or the "Company," engaged in the development, production and sale of bioinsecticides used to detect, monitor and control harmful insects. The Company also had a division which produced high yielding seedcane for the sugarcane industry.

         On September 27, 1996, biosys, inc. and CGI, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the District of Maryland (the "Bankruptcy Court"). On November 15, 1996, AgriDyne also filed a voluntary petition for relief under Chapter 11. biosys, inc., CGI and AgriDyne are herein collectively referred to as the "Debtors" and the filing of voluntary petitions under Chapter 11 are referred to as the "Filings." BCS did not file for bankruptcy protection.

         As discussed in Note 2 on January 17, 1997, substantially all of the assets of the Debtors, including the stock of BCS, were sold to Thermo Trilogy Corporation in accordance with the Asset Purchase Agreement. In conjunction with the sale, Thermo Trilogy Corporation also assumed certain contractual obligations of biosys. The Company ceased the manufacture and sale of commercial products concurrent with the sale of assets.

         The proceeds from the sale of assets are expected to be distributed to the Debtor's creditors in accordance with a Joint Plan of Liquidation which has been filed with Bankruptcy Court. The Company does not expect that there will be any funds remaining for the Company's common or preferred shareholders. See Note 2 for further discussion of the bankruptcy proceedings.

    NOTE 2 - STATUS OF CHAPTER 11 PROCEEDINGS

         During 1996, the Company continued to experience negative cash flow from operations. Despite certain funding and collaborative initiatives pursued by the Company during 1996 and prior periods, the Company was, for a variety of reasons, not successful in procuring adequate funding to satisfy operational and creditor needs. Accordingly, as discussed in Note 1, during 1996 the Debtors filed voluntary petitions under Chapter 11 in order to obtain relief from their creditors. Subsequent to the date of the Filings, the Debtors have been operating as debtors-in-possession pursuant to federal bankruptcy laws. Schedules were filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of the Filings as shown by the Debtors' accounting records. Creditors, with certain limited exceptions, were required to file proof of claims by January 28, 1997 (in the case of biosys, inc. and CGI creditors) and March 18, 1997 (in the case of AgriDyne creditors). Substantial differences between amounts shown by the Debtors and claims filed by creditors are currently being investigated and, where not resolved, may be subject to objection in the normal course of bankruptcy
PAGE
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    biosys, inc. (Debtor-in-Possession)

                   Notes To Consolidated Financial Statements

    proceedings. The amount and settlement terms for any such disputed liabilities are subject to approval by the Bankruptcy Court. No provision has been recorded as of December 31, 1996 for possible settlements, if any, as such amount is not determinable. See Note 8.

         From the date of the Filings through the sale of assets to Thermo Trilogy Corporation, the operations of the Company were funded by the use of existing cash and working capital resources with the oversight of the secured creditors, The Official Committee of Unsecured Creditors ("Creditors' Committee") and the Bankruptcy Court.

         On December 24, 1996, the Debtors entered into an Asset Purchase Agreement with Thermo Trilogy Corporation. Pursuant to the Asset Purchase Agreement, Thermo Trilogy Corporation agreed to purchase substantially all of the Company's assets, excluding certain cash and trade accounts receivable balances and including the common stock of BCS, for $11 million in cash and the assumption of certain contractual obligations of the Company. On January 7, 1997, the Bankruptcy Court approved the Asset Purchase Agreement and the sale was consummated on January 17, 1997. At the time of sale, the cash paid and contractual obligations assumed by Thermo Trilogy Corporation exceeded the carrying value of the assets sold by biosys by approximately $253,000. This gain has been offset against accrued reorganization and liquidation expenses at December 31, 1996. See
    Note 3. In conjunction with the sale of the Company's assets on January 17, 1997, the Company paid one of its secured creditors approximately $3,562,000, representing outstanding principal balance and accrued interest, pursuant to an Order of the Bankruptcy Court.

         The Consolidated Balance Sheets include unaudited pro-forma information presenting the Company's balance sheet at December 31, 1996 as if the transactions with Thermo Trilogy Corporation and the Company's secured creditor as described above had been consummated on December 31, 1996. The pro forma adjustments made to the Consolidated Balance Sheets are as follows:
PAGE
 biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Pro Forma Consolidated Balance Sheet
                             (Amounts in thousands)

                                                    December 31, 1996
                                           ----------------------------------
                                                              Unaudited
                                                       ----------------------
                                                        Pro Forma
                                           Historical  Adjustments  Pro Forma
                                           ----------  -----------  ---------
 ASSETS
 Cash and cash equivalents                 $    961    $10,622 (a)  $   8,021
                                                        (3,562)(b)
 Accounts receivable, net                     2,363     (1,323)(a)      1,040
 Inventories, net                             3,262     (3,262)(a)          -
 Property and equipment, net                  6,117     (6,117)(a)          -
 Goodwill                                     3,606     (3,606)(a)          -
 Other assets, net                              623       (623)(a)          -
                                           --------    -------      ---------
                                           $ 16,932    $(7,871)     $   9,061
                                           ========    =======      =========

 LIABILITIES AND SHAREHOLDERS' DEFICIT
 Liabilities not subject to compromise:
   Accounts payable                           2,512     (2,396)(a)        116
   Debt - prepetition                         3,562     (3,562)(b)          -
   Accrued expenses                             966                       966
   Deferred credits                             214       (193)(a)         21
   Estimated costs through completion of
     liquidation                              2,512        253 (a)      2,765
                                           --------    -------      ---------
       Total liabilities not subject to
         compromise                           9,766     (5,898)(a)      3,868
                                           --------    -------      ---------
 Liabilities subject to
   compromise - prepetition                  11,660     (1,974)(a)      9,686
                                           --------    -------      ---------
       Total liabilities                     21,426     (7,872)        13,554
                                           --------    -------      ---------
 Shareholders' deficit:
   Convertible preferred stock, par value         1                        1
   Common stock, par value                        9                        9
   Additional paid-in capital               146,651                  146,651
   Accumulated deficit                     (151,154)                (151,154)
   Cumulative translation adjustment             (1)         1 (a)         -
                                           --------    -------     ---------
     Total shareholders' deficit             (4,494)         1        (4,493)
                                           --------    -------     ---------
                                           $ 16,932    $(7,871)    $   9,061
                                           ========    =======     =========

 (a) To reflect the sale, consummated on January 17, 1997, of substantially all of the Company's assets, including the stock of BCS, to Thermo Trilogy Corporation in exchange of $11,000,000 in cash and the assumption by Thermo Trilogy Corporation of certain contractual obligations of the Company.

 (b) To reflect the repayment of the outstanding principal balance and accrued interest due to one of the Company's secured creditors in conjunction with the sale of assets described above.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         On April 28, 1997, the Debtors, together with the Creditors' Committee, filed a Joint Plan of Liquidation with the Bankruptcy Court. On June 13, 1997, the Debtors, together with the Creditors' Committee, filed a Joint Disclosure Statement. A hearing to approve or disapprove the Joint Disclosure Statement has been scheduled for August 19, 1997. Upon approval of the Joint Disclosure Statement, the Bankruptcy Court will schedule a confirmation hearing on the Joint Plan of Liquidation to be followed by the appointment of a liquidating agent if the Joint Plan of Liquidation is confirmed.

    NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation

         As the Company was in the process of selling substantially all of its assets to Thermo Trilogy Corporation at December 31, 1996, the financial statements as of and for the year ended December 31, 1996 have been prepared as those of a discontinued operation. Therefore, the historical cost basis has been used, and the Company has accrued all operating results and estimated costs to be incurred through the date of its pending liquidation as of December 31, 1996. The gain on sale of the Company's assets to Thermo Trilogy Corporation described in Note 2 has been offset against this accrual. The valuation of assets and liabilities necessarily requires many estimates and assumptions and there are substantial uncertainties in carrying out the liquidation.

         The accompanying balance sheets are presented without segregation of current assets and current liabilities. This unclassified presentation avoids possible misunderstandings as to the relationships between current and noncurrent assets and liabilities. With the subsequent sale of substantially all of biosys' assets and the planned liquidation, all assets and liabilities became current. See Notes 1 and 2.

         Accounting Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Particularly sensitive estimates include liabilities subject to compromise, estimated costs through completion of liquidation and the AgriDyne purchase price allocation (Note 4). Actual results could differ from those estimates.

         Principles of Consolidation

         The consolidated financial statements include the accounts of biosys and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Revenue Recognition

         Revenue from the sale of the Company's products, as well as from products manufactured for others, is recognized upon shipment. Provision is made for expected sales returns and allowances when revenue is recognized. Contract research and development revenues are recognized as related expenses are incurred in accordance with the contract terms.

         Cash Equivalents

         Cash equivalents consist of highly liquid investments with original maturities of three months or less.

         Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107) requires companies to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the balance sheets, for which it is practicable to estimate fair value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties, other than in a forced liquidation or sale. Fair value is based on quoted market prices for the same or similar instruments. The carrying amount of the Company's financial assets approximates fair value due to the short maturity of these financial instruments.

         The uncertainty related to the outcome of the Filings and the resulting effect upon the ultimate value of the Company's liabilities adds significantly to the uncertain nature of any estimate of fair value. The disposition of the Company's liabilities in the bankruptcy proceedings could occur at significantly different amounts from fair value estimates which can be made at this time. The liabilities of the Company which are subject to compromise are subject to adjustment at the direction of the Bankruptcy Court. Additionally, the timing of the ultimate payment of these liabilities, as well as the inclusion of interest, late fees and other similar costs, is also subject to determination by the Bankruptcy Court. Accordingly, it is not practicable to determine the fair value of the liabilities of the Company.

         Inventories

         Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Property and Equipment

         Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight line method over the estimated useful lives of the assets, which range from three to ten years. Depreciation of leasehold improvements is computed using the shorter of the remaining lease term or the estimated useful life of the improvements.

         Long-lived Assets

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS
    121). Upon adoption of the SFAS 121, the Company evaluated its long-lived assets using projected undiscounted future cash flows and operating results for each of the Company's divisions and determined that no material impairment existed at January 1, 1996. The Company continued to evaluate its long-lived assets for impairment throughout 1996 and determined that no material impairment existed.

         Foreign Currency Translation

         Assets and liabilities of the Company's foreign subsidiary are translated to U.S. dollars at year-end exchange rates. Revenue and expense items are translated at average exchange rates prevailing during the year. Translation adjustments are accumulated as a separate component of shareholders' deficit. Transaction gains and losses are included in results of operations and have not been significant.

         Interest Expense

         The accrual of interest on prepetition indebtedness ceased subsequent to the date of the Filings as a result of the related debt being considered liabilities subject to compromise in the bankruptcy proceedings. If these costs had continued to accrue subsequent to the date of the Filings, total interest expense for the year ended December 31, 1996 would have been increased by approximately $116,000. Cash paid for interest approximated $1,277,000 and $1,228,000 in 1996 and 1995, respectively.

         Net Loss Per Share

         Net loss per share has been computed using the weighted average number of common shares outstanding during each period presented. Common equivalent shares for options and warrants granted but not exercised and for convertible preferred stock are not included in the calculation as their effect would be antidilutive.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Accounting for Stock Options

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with SFAS 123, the Company has elected to continue to measure compensation expense for its stock option plans using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not recognized any compensation expense for stock options granted under its stock option plans. The Company has calculated the pro-forma information required to be disclosed under SFAS 123 for options granted in 1996 and 1995 using the appropriate pricing models prescribed by SFAS 123 and determined that, had compensation expense been recorded commensurate to the fair value of options granted on the grant date, the pro-forma impact on the Company's net loss and net loss per share for such periods was not material. Accordingly, no pro-forma amounts are presented.

         Reverse Stock Split

         Effective March 15, 1996, the Company effected a one for two and one-half reverse stock split of its common stock (the "Reverse Stock Split"). All common stock share information in the accompanying consolidated financial statements and related footnotes has been adjusted to reflect the Reverse Stock Split.

         Reclassifications

         Certain prior year information has been reclassified to conform with current year presentation.

    NOTE 4 - BUSINESS COMBINATIONS

         AgriDyne Technologies Inc.

         On March 15, 1996, the Company acquired AgriDyne Technologies Inc. ("AgriDyne") in a merger whereby AgriDyne became a wholly-owned subsidiary of the Company. To effect the merger, the Company issued approximately 1.9 million shares of its common stock in exchange for all of the outstanding shares of AgriDyne common stock based on a conversion ratio of 0.28664 of a share of biosys common stock for each share of AgriDyne common stock, after giving effect to a one for two and one-half reverse stock split of biosys common stock effected immediately prior to the merger.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company and AgriDyne initially entered into an Agreement and Plan of Merger in April 1995. The final purchase price of AgriDyne was determined as the market value of the Company's 1.9 million shares of common stock on the date of the final amendment to the Agreement and Plan of Merger in December 1995 and certain direct costs to effect the merger. The Company allocated this purchase price to the identifiable tangible and intangible assets and liabilities of AgriDyne and assigned the excess purchase price to goodwill as follows (in thousands):

              Identifiable tangible and intangible
                assets and liabilities:
                  Cash                                        $   2,041
                  Accounts receivable                               338
                  Inventory                                         673
                  Equipment                                         121
                  In-process research and development             6,000
                  Other assets                                      199
                  Accrued expenses                                 (105)
                                                                  -----
                    Total identifiable tangible and
                       intangible assets and liabilities          9,267
                  Goodwill                                        4,325
                                                                 ------
                                                               $ 13,592
                                                               ========

         In accordance with generally accepted accounting principles, the Company's estimate of purchased in-process research and development was expensed immediately. Goodwill acquired in this transaction was to be amortized over its estimated useful life of three years, of which $1.1 million of amortization expense was recorded in the fourth quarter of 1996.

         The results of operations of AgriDyne have been included in the Company's financial statements since the date of acquisition. The following unaudited pro forma results of the Company for the years ended December 31, 1995 and 1996 assume that the transaction had taken place on the first day of the respective periods and include the non-recurring $6 million write-off of in-process research and development (in thousands, except per share data):
                                                Year ended December 31,
                                              --------------------------
                                                  1995          1996
                                                --------      --------
              Total revenues, net                $25,129       $23,997
              Net loss                           (28,270)      (23,163)
              Net loss applicable to
                common shares                    $ (4.37)      $ (2.87)

         Crop Genetics International Corporation

         On March 31, 1995, the Company completed a merger with CGI. In exchange for all of CGI's outstanding equity securities, the Company issued approximately 1.4 million shares of common stock. The acquisition was accounted for using the pooling-of-interests method and the separate balance sheets, statements of operations, cash flows and shareholders'
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    equity of the Company and CGI for periods prior to March 31, 1995 were restated on a combined basis for all periods presented. During 1995, the Company incurred $3,723,000 in merger, severance and relocation costs associated with the merger.

         Revenues and net loss of the separate companies included in the combined statement of operations through the merger date of March 31, 1995 are as follows (in thousands):


             Revenues:
               biosys      $5,921
               CGI             99
                           ------
                           $6,020
                           ======

             Net loss:
               biosys     $(2,682)
               CGI         (3,423)
                          -------
                          $(6,105)
                          =======
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 5 - DETAILS OF BALANCE SHEET COMPONENTS

                                                       December 31,
                                             ---------------------------
                                                 1995             1996
                                             ----------       ----------
   Accounts receivable:
     Trade receivables                       $2,993,000       $2,850,000
     Other receivables                          304,000           66,000
     Less allowance for doubtful accounts      (288,000)        (553,000)
                                             ----------       ----------
                                             $3,009,000       $2,363,000
                                             ==========       ==========
   Inventories:
     Raw materials                           $3,130,000       $2,329,000
     Work-in-process                            225,000          141,000
     Finished goods                             814,000        1,259,000
     Deferred growing costs                     471,000          450,000
     Less reserve for obsolescence             (554,000)        (917,000)
                                             ----------        ---------
                                             $4,086,000       $3,262,000
                                             ==========       ==========
   Property and equipment:
     Land and improvements                   $  220,000       $  220,000
     Machinery and equipment                  9,721,000       11,243,000
     Furniture and fixtures                     567,000          608,000
     Leasehold improvements                   4,045,000        4,101,000
                                             ----------       ----------
                                             14,553,000       16,172,000
     Less accumulated depreciation           (8,132,000)     (10,055,000)
                                             ----------       ----------
                                             $6,421,000       $6,117,000
                                             ==========       ==========
   Accrued expenses:
     Merger costs (Note 4)                   $1,633,000       $        -
     Accrued compensation and benefits          169,000          126,000
     Other                                    1,507,000          840,000
                                             ----------        ---------
                                             $3,309,000       $  966,000
                                             ==========       ==========

   NOTE 6 - INDEBTEDNESS

        During 1995, the Company entered into a working capital line of credit with a bank that allowed for borrowings of up to $5,250,000 subject to certain limitations based upon the value of substantially all of the Company's assets which were used for collateral. In 1995 and 1996, $5,250,000 and $3,500,000, respectively, were outstanding under the line of credit. During 1995 and 1996, the Company sought and received extensions to stated dates of repayment; however, the Company was unable to negotiate an extension of the final repayment date of September 30, 1996. Interest on borrowings is charged at the bank's prime rate plus 3% (11.25% as of December 31, 1996). In conjunction with the closing of the sale of Company's assets to Thermo Trilogy Corporation in January 1997, pursuant to an Order of the Bankruptcy Court, the Company paid the bank approximately $3,562,000, representing outstanding principal balance and accrued interest.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        During 1995, the Company paid fees of $100,000 and issued to the lender warrants to purchase 45,992 shares of common stock at exercise prices ranging from $5.00 to $7.00 per share. The warrants were exercisable at various dates through January 31, 2001. The warrant shares are subject to adjustment for certain changes in capital structure and have registration rights. The warrants were valued at $58,000 and recorded as interest expense in 1995. During 1996, the Company issued to the lender warrants to purchase 173,333 shares of common stock at an exercise price of the lesser of $3 per share or the lowest closing price per common share during the duration of the line of credit facility. The warrants were valued at $97,000 and recorded as interest expense in 1996. In addition, the warrants issued in 1995 were re-priced to the same exercise price as the warrants issued in 1996.

        CGI had borrowings of $3,400,000 under a credit facility. At December 31, 1996, approximately $2,450,000 was outstanding under this credit facility. The borrowing bears interest at the bank's prime rate plus 0.5% (8.75% at December 31, 1996). Future principal payments on the credit facility are subject to bankruptcy proceedings. Borrowings under this debt facility are secured by substantially all of the equipment of CGI. CGI has instituted an adversary proceeding in order to determine the validity, extent and priority of the bank's secured claim against CGI in the bankruptcy proceeding. A joint motion by the Debtors, unsecured creditors committee, and the lender to approve a settlement agreement establishing the bank's secured claim at approximately $548,000 is before the Bankruptcy Court for approval, but the Bankruptcy Court has not yet ruled on the motion. If the Bankruptcy Court approves the settlement, the remainder of the bank's claim will be treated as an unsecured claim. The entire principal balance of $2,450,000 outstanding at December 31, 1996 is included in liabilities subject to compromise in the Consolidated Balance Sheets.

        In December 1994, the Company entered into a borrowing arrangement under which the Company borrowed $2,180,000, secured by certain property and equipment. At December 31, 1996, approximately $1,395,000 was outstanding under this arrangement. Future principal payments on the debt are subject to bankruptcy proceedings. biosys, inc. has instituted an adversary proceeding in order to determine the validity, extent and priority of the lender's secured claim against biosys, inc. in the bankruptcy proceeding. This determination will assist in establishing the amount to be paid to the lender as a secured claim. The remainder of the lender's claim will be treated as an unsecured claim. The entire principal balance of $1,395,000 outstanding at December 31, 1996 is included in liabilities subject to compromise in the Consolidated Balance Sheets.

        In connection with the December 1994 borrowing and subsequent amendments, the Company issued to the lender warrants to purchase 55,179 shares of common stock at prices ranging from $7.525 to $8.125 per share. These warrants are exercisable at various dates through November 1, 2000. The warrant shares are subject to adjustment for certain changes in capital structure and have certain registration rights. The warrants were valued at $138,000 and included in other long-term assets as a debt issuance cost. The warrants are being amortized over the term of the debt
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   and $32,000 and $58,000 was recognized as related interest expense during 1996 and 1995, respectively. The effective rate of interest on this borrowing, including the amortization of the value of the warrants, is approximately 18%.

        No amounts are currently available for additional borrowings under any of the Debtors borrowing agreements.

   NOTE 7 - LIABILITIES SUBJECT TO COMPROMISE

        Liabilities subject to compromise under the bankruptcy proceedings include substantially all current and long-term unsecured or undersecured liabilities as of the date of the Filings. Pursuant to the provisions of the Bankruptcy Code, payment of those liabilities may not be made except pursuant to a plan of liquidation or Bankruptcy Court order while the Debtors continue to operate as debtors-in-possession. The Debtors believe that they have performed all required notification procedures under bankruptcy law with regards to known or potential claimants for the purpose of identifying all prepetition claims against the Debtors. While the Company believes that the amounts recorded reflect known bona fide unsecured and undersecured liabilities, the amounts ultimately allowed by the Bankruptcy Court may be significantly different.

   A significantly larger amount of claims have been cumulatively filed against the Debtors than are reflected as prepetition liabilities in the financial statements. Furthermore, there are (i) individual creditors that have not filed claims, (ii) claims filed for unspecified amounts, and (iii) claims for specific items which are not reflected as liabilities in the financial statements.

   The amount recorded as liabilities subject to compromise is significantly less than filed claims because the cumulative total of filed claims includes: (i) claims that have been discharged or waived subsequent to their filing, (ii) duplicate filings of single items in all three bankruptcy cases, (iii) claims currently or potentially subject to negotiated compromise, (iv) claims filed by participants in a certain limited partnership (v) claims filed by the common and preferred shareholders of the Debtors, and (vi) numerous errors or otherwise currently unresolved differences.

   It is currently not possible to precisely determine the ultimate total amount of claims which will be allowed by the Bankruptcy Court and the final resolution of the disputed or negotiated claims. However, total prepetition liabilities reflected in the consolidated financial statements represents management's best current estimate of all known prepetition liabilities given the facts and circumstances of which management is currently aware.

   NOTE 8 - LITIGATION AND DISPUTED CLAIMS

   The Debtors and the Creditors' Committee have identified certain claims filed in the three bankruptcy cases which are either duplicative or the amount of which the Debtors dispute. The Debtors intend to file objections to duplicative claims in order to have only one claim allowed for each creditor. The Debtors also intend to object to claims subject to
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   other than de minimis disputed amounts. Claims which cannot be resolved by agreement will have to be determined by the Bankruptcy Court. The resolution by the Bankruptcy Court is subject to the Court's schedule, however, the Debtors estimate that claims subject to objection may be resolved by the Bankruptcy Court within two to six months, or longer, after the filing of the objections. Significant disputed creditor claims, settlements and other contingencies are discussed below.

        A lender has asserted that the Debtor owes amounts in addition to the principal and interest amounts already repaid. The lender had filed additional claims totaling approximately $850,000 representing unpaid interest calculated at a default rate, late charges, attorney's fees, collection costs, and certain alleged put right liabilities arising from warrants issued by the Debtor to the lender. The Creditors' Committee has filed an objection with the Bankruptcy Court to the allowance of certain claims filed by the lender. The Creditors' Committee, the Debtors and the lender have reached an agreement in principle resolving these outstanding claims for $425,000. A motion seeking approval of this proposed settlement will be filed with the Bankruptcy Court. Liabilities subject to compromise at December 31, 1996 include $425,000 for the amount to be paid under the proposed settlement.

        biosys, inc. and the Creditors' Committee instituted an adversary proceeding against two banks to enjoin them from paying or honoring certain letters of credit in the approximate total amount of $441,000 for which biosys, inc. is the account party and which biosys, inc. and the Creditors' Committee contend have expired. With the consent of the banks, a preliminary injunction was entered by the Bankruptcy Court enjoining payment of the letters of credit. A trial on the merits has been scheduled for February, 1998. No liability has been recorded as of December 31, 1996 due to the uncertainty of the outcome of these disputed claims; however, in connection with the sale of assets to Thermo Trilogy Corporation described in Note 2, the Debtors agreed to place an amount in excess of the claims in an escrow account pending the resolution of this matter.

        The owner of property previously occupied by the Debtors filed duplicate claims in the biosys, inc. and CGI bankruptcy cases for damages arising from the rejection of a lease in the approximate amount of $8,400,000 in each case. Certain postpetition amounts were also outstanding for unpaid rent. The Debtors, the property owner and the Creditors' Committee have reached an agreement as to the payment of all obligations to the property owner on account of the lease. The Debtors have agreed to pay $425,000 in full and final satisfaction of all claims of the property owner. A motion approving the proposed settlement is pending before the Bankruptcy Court. Liabilities subject to compromise at December 31, 1996 include $425,000 for the amount to be paid under the proposed settlement.

        Certain preferred stockholders of biosys, inc. have filed a motion for an order compelling conversion of their preferred stock to common stock. The Debtors do not anticipate that there will be any recovery for the biosys, inc. preferred stockholders on account of their equity interests in biosys, inc. Some of the preferred stockholders have filed proof of claims in the biosys, inc. bankruptcy estate totaling
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   approximately $4,450,000 asserting unsecured creditor claims in connection with biosys, inc.'s failure to convert their preferred stock to common stock. It is the Debtors intention to object to the allowance of such claims. No liability has been recorded as of December 31, 1996 due to the uncertainty of the outcome of these disputed claims.

        Subsequent to the January 1997 sale of the Company's assets to Thermo Trilogy Corporation described in Note 2, in July 1997, a former customer of the Company filed a claim contending that biosys, inc. has failed to perform under an exclusive marketing agreement between the former customer and biosys, inc. Based upon this alleged breach of the marketing agreement and biosys, inc.'s inability to perform under such agreement, the former customer has asserted a claim of approximately $9 million, representing their alleged lost margin for the remaining term of the marketing agreement. It is the Company's intention to object to the allowance of such claim. No liability has been recorded as of December 31, 1996 due to the uncertainty of the outcome of these disputed claims.

        The Debtors believe that certain purchasers of one of the Company's bioinsecticide products may file claims alleging that such products failed to adequately disrupt pink bollworm mating, thereby damaging their cotton crops harvested in Arizona in September and October of 1996. To date, no such claim has been asserted and no liability has been recorded as of December 31, 1996 due to the uncertainty of these unasserted claims.

        AgriDyne and CGI each received from the United States Environmental Protection Agency, Region VIII ("EPA") a Notice of Potential Liability and Request for Information for the RAMP Industries Site in Denver, Colorado, dated January 24, 1997, notifying AgriDyne and CGI of their respective potential liability for response costs incurred or to be incurred at the RAMP Industrial Site in Denver. The potential liability of AgriDyne and CGI relate to activities which took place prior to 1995. These letters also included Requests for Information regarding those entities' involvement at the Site and attached historical documentation purportedly indicating that both entities generated certain hazardous substances that were disposed of at the Site. In May 1997, written notification was received from the EPA that Native Plants (the predecessor company to AgriDyne) shipped a limited amount of hazardous waste to the Site for disposal and also is considered a potentially responsible party at the Site. The Company has responded to the EPA's requests for information. The Company contends that AgriDyne and CGI are de minimis parties and therefore subject to a limited, allocated share of the response costs; however, the Company may be jointly and severally liable for additional amounts. Moreover, CGI intends to challenge the EPA's preliminary determination and assert that the transporter of any hazardous waste, as opposed to CGI, made the decision to dispose of the waste at the Site. If the EPA accepts CGI's challenge, CGI's liability would be further reduced, however, it is uncertain at this time whether the EPA will accept this challenge. No liability has been recorded as of December 31, 1996 due to the uncertainty of the outcome of this matter.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 9 - CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

        Series A Preferred Stock

        On March 26, 1996, biosys completed the sale of an aggregate of 780 shares of biosys Series A Preferred Stock (the "Preferred Shares") at $10,000 per share or an aggregate purchase price of $7.8 million, net of placement fees of approximately $550,000, to a group of institutionally accredited investors in a private placement (the "Preferred Share Financing"). The Preferred Shares were offered and sold in reliance on the exemption from registration under the Securities Act set forth in Regulation D under the Securities Act. In connection with the issuance of the Preferred Shares, warrants to purchase up to 80,889 shares of biosys common stock were issued to the placement agent and related parties (the "Warrants"). The Warrants are exercisable over a five-year term and have an exercise price of $6.75.

        The Preferred Shares may be converted into biosys common stock at a conversion price which is the lower of (i) $6.75, or (ii) 85% of the average closing bid price for the five trading days prior to the date the investor gives notice of conversion. At the date of issuance, the Preferred Shares were immediately convertible into biosys common stock at a conversion price of $6.75 per common share. However, the ability to convert such shares at the discount from market value, as described above, was based on a schedule set forth in the agreement governing the Preferred Shares. Inasmuch as the Preferred Shares provided for conversion into biosys common stock at a discount, the accompanying Statement of Discontinued Operations reflects a corresponding amount of accretion in arriving at net loss available to common shares which was recorded in the fourth quarter of 1996. The Preferred Shares principal amount accretes at an annual rate of 8%, payable in stock upon conversion to biosys common stock. The Preferred Shares may be redeemed at the option of the Company at the time of conversion at a price that would give the investor the same return as he would have received had he converted on the day the redemption occurs and sold the common stock upon conversion. The Preferred Shares have certain other conversion and redemption rights. Such rights are not expected to be exercised due to the Company's pending liquidation.

        During 1996, 260 Preferred Shares were converted into 2,052,943 shares of common stock at an average conversion price of approximately $1.30. The Company has not allowed any shareholders to convert Preferred Shares into shares of common stock subsequent to the Company's filing for bankruptcy on September 27, 1997. As discussed in Note 8, this matter is currently the subject of litigation.

        Options

        The Company has an incentive stock option plan (the "Option Plan") which is administered, and terms of option grants are established, by the Company's Board of Directors (the "Board"). Under the terms of the Option Plan, options covering the purchase of common stock may be granted to directors, employees and consultants of the Company at prices not less than the fair market value of such common stock at the date of grant.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Options granted are exercisable over time and generally vest 20% on a date specified by the Board and vest thereafter in equal monthly increments over four years. To date, all options granted under the Option Plan have been for a term of ten years after grant. The shares subject to expired options become available for future grants. Generally, in the event of a transfer of control of the Company, the stock option agreements used in conjunction with the Option Plan provide that the Board shall either cause all outstanding options to become vested and immediately exercisable or arrange for the successor or surviving entity to assume such options. As of December 31, 1996, a total of 1,015,115 shares of common stock were reserved under the Option Plan.

        The Company maintains an outside directors' stock option plan (the "Directors' Option Plan") which is administered by the Board. Under the terms of the Directors' Option Plan, options to purchase common stock are granted to outside directors upon appointment and after each annual meeting of the stockholders of the Company at prices equal to the fair market value of such common stock at the date of grant. Options granted are exercisable over time and vest 50% six months after the date of grant and 50% one year after the date of grant. Options granted under the Directors' Option Plan are for a term of ten years and any expired or canceled options become available for future grants. Generally, in the event of a transfer of control of the Company, the stock option agreements used in conjunction with the Directors' Option Plan provide that the Board shall either cause all outstanding options to become vested and immediately exercisable or arrange for the successor or surviving entity to assume such options. As of December 31, 1996, a total of 40,000 shares of common stock were reserved under the Directors' Option Plan.

   The following table summarizes activity under these Option Plans:

                                      Shares
                                      Under
                                      Option               Exercise Price
                                     --------             ------------------
   Balance at December 31, 1994      589,434              $0.45   -  98.425
     Options canceled               (179,140)             $0.45   -  98.425
     Options granted                 220,960              $4.375  -   5.12
     Options exercised               (51,398)             $0.45   -  15.625
                                     -------
   Balance at December 31, 1995      579,856              $0.45   -  29.05
     Options canceled                (32,620)             $0.45   -  29.05
     Options granted                 244,980              $5.625  -  17.01
     Options exercised                (4,493)             $0.45   -   4.5313
                                     -------
   Balance at December 31, 1996      787,723              $0.45   -  20.625
                                     =======
   Options exercisable at
     December 31, 1996               349,850              $0.45   -  20.625
                                     =======

         The Company expects no further stock option grants or exercises due to the Company's pending liquidation and the anticipated lack of funds remaining for common stockholders after bankruptcy proceedings.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Reincorporation

         On March 30, 1995, in connection with the CGI merger, the Company's Certificate of Incorporation was amended to increase the authorized number of shares of common stock from 8,000,000 to 12,000,000 and to increase the authorized number of shares of Preferred Stock from 1,000,000 to 5,000,000.

   NOTE 10 - INCOME TAXES

         As a result of recurring losses, the Company has provided full valuation allowances as of December 31, 1996 and 1995 against its deferred tax assets. Given the sale of substantially all of the Company's assets and the pending liquidation of the Company, disclosure of deferred tax amounts is not considered meaningful. At December 31, 1996, the Company had net operating loss carryforwards of approximately
   $96 million for Federal tax purposes which expire between 1998 and 2010 and other net operating loss carryforwards in several states and the United Kingdom. Due to past changes in the Company's ownership, certain of these net operating loss carryforwards are significantly restricted in their utilization. Further changes in the Company's ownership would cause there to be additional annual limitations on the amount of unrestricted carryforwards which can be utilized.

   NOTE 11 - SEGMENT INFORMATION

         The Company is engaged in one industry segment. One customer accounted for 22% of total revenues for each of the years ended December 31, 1996 and 1995. One customer accounted for 12% of accounts receivable at December 31, 1996. Substantially all of the Company's customers are in the bioagricultural and consumer insecticide economic sector.

         Information about the Company's operations in different geographical locations for the years ended December 31, 1996 and 1995 is shown below. The Company's areas of operation outside the United States are primarily in Europe. Revenues from unaffiliated customers represent total net revenues from the respective geographical areas after elimination of intercompany transactions. Intraenterprise revenues represent intercompany sales in 1996 and 1995. Operating loss is net revenues less operating costs and expenses pertaining to specific geographic areas. Identifiable assets are those assets used in the geographic areas and are reflected after elimination of intercompany balances.
PAGE
    biosys, inc. (Debtor-in-Possession)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                              Years Ended December 31,
                                           -----------------------------
                                                 1995            1996
                                           ------------     ------------
   Revenues from unaffiliated customers:
     United States                         $ 13,251,000     $ 13,616,000
     Europe                                   9,748,000       10,133,000
                                           ------------     ------------
                                           $ 22,999,000     $ 23,749,000
                                           ============     ============
   Intraenterprise revenues:
     United States                         $  3,036,000     $  1,942,000
     Europe                                      63,000          538,000
                                           ------------     ------------
                                           $  3,099,000     $  2,480,000
                                           ============     ============
   Operating (loss) income:
     United States                         $(17,661,000)    $(18,436,000)
     Europe                                     417,000          540,000
                                           ------------     ------------
                                           $(17,244,000)    $(17,896,000)
                                           ============     ============

                                                   December 31,
                                           ------------------------------
                                                1995              1996
                                           ------------      ------------
   Identifiable assets:
     United States                         $ 12,337,000      $ 13,224,000
     Europe                                   4,020,000         3,708,000
                                           ------------      ------------
                                           $ 16,357,000      $ 16,932,000
                                           ============      ============


   NOTE 12 - RELATED PARTY TRANSACTIONS

         During 1995, the Company paid approximately $76,000 to a company for marketing services. A former member of the Company's Board was an officer of this company.